Exhibit 99.1

NAPCO Reports Results for Three and Six Months Ended December 31, 2011

- Management to Host Conference Call Today at 11AM –

AMITYVILLE, N.Y.--(BUSINESS WIRE)--February 13, 2012--NAPCO Security Technologies, Inc., (NASDAQ:NSSC), one of the world’s leading suppliers of high performance electronic security equipment for over 40 years, today announced financial results for the second quarter and first six months ended December 31, 2011.

Highlights:

Net sales for the second quarter remained constant at $17,617,000 as compared to $17,608,000 a year ago.

Adjusted EBITDA* for the second quarter increased $290,000, or 25%, to $1,437,000 as compared to $1,147,000 for the same period a year ago (see table attached). For the six months ended December 31, 2011 Adjusted EBITDA* increased $576,000, or 46%, to $1,841,000 from $1,265,000 for the same period a year ago.

Net income for the second quarter increased $152,000 or 97% to $309,000, or $0.02 per share, as compared to $157,000, or $0.01, per share for the same period a year ago. Net income for the six months ended December 31, 2011 increased $1,119,000 to $142,000, or $0.01 per share, as compared to $(977,000), or $(0.05), per share for the same period a year ago. Per share results are based on 19,256,000 and 19,176,000 fully diluted weighted average shares for the three and six months ended December 31, 2011, respectively, and 19,096,000 fully diluted weighted average shares for both the three and six months ended December 31, 2010.

Cash generated by operating activities was approximately $0.4 million for the three months ended December 31, 2011 as compared to $1.0 million for the same period a year ago.

Debt, net of cash, has been reduced by $16.2 million from $35.9 million to $19.7 million since acquiring Marks USA in August of 2008.

Gross Profit for the three months ended December 31, 2011 was $4,895,000, an increase of 4% compared to $4,690,000 for same period a year ago. Gross Profit for the six months ended December 31, 2011 was $9,051,000, an increase of 12% compared to $8,113,000 for same period a year ago.

Selling, general and administrative expenses for the three months ended December 31, 2011 decreased by 4% to $4,000,000 as compared to $4,159,000 for the same quarter a year ago. Selling, general and administrative expenses remained constant at $8,298,000 and $8,299,000 for the six months ended December 31, 2011 and 2010, respectively.

Operating income for the three months ended December 31, 2011 increased by $364,000, or 69%, to $895,000 as compared to $531,000 for the same quarter a year ago. Operating income for the six months ended December 31, 2011 increased by $939,000 to $753,000 as compared to $(186,000) for the same period a year ago.

Richard Soloway, Chairman and President, stated, “Our second quarter concluded with sales holding steady from last year while we reduced overhead expenses, increasing our profitability even as we sustained ongoing investment in Research and Development. Historically, our quarters get seasonally stronger as the fiscal year progresses. We continue to reduce our outstanding debt, paying down $1.8 million in the first six months of this fiscal year, resulting in reduced interest expense.”

Mr. Soloway added, “The rollout and education process of launching our new products is progressing nicely and is being well received by the many thousands of dealers and distributors in our sales channel. This endeavor of generating awareness, trial and subsequent adoption is underway with our Gemini Commercial™ integrated fire and intrusion product platform, our Networx™ wireless locking system and our recurring revenue products, featuring the iSeeVideo™ remote viewing system as well as the Starlink 2™ wireless GSM communicator. We are optimistic that these products will add sales volume to the legacy products for which the Company is so well known.”

Mr. Soloway concluded, “The past few years have been challenging for all companies. NAPCO has risen to this challenge and we are a stronger, more stream-lined and better company as a reward for our efforts. We have reduced expenses while still bringing new and exciting products to the security market. With continued vigilance, we see a strong upside to the Company’s future as economic conditions improve and revenue from the aforementioned new products increases.”

NAPCO will host a conference call for the investment community today, February 13, 2012, at 11:00 AM ET. Interested parties may participate in the call by dialing (877) 407-8291; international callers dial (201) 689-8345 about 5-10 minutes prior to 11:00 AM ET. The conference call will also be available on replay starting at 1:00 PM ET on February 13, 2012 and ending on February 27, 2012. For the replay, please dial (877) 660-6853 (replay account # 332, replay conference #388361). The access number for the replay for international callers is (201) 612-7415 (replay account # 332, replay conference #388361).

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control and door locking systems. The Company consists of NAPCO plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. The products are installed by security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for technical excellence, reliability and innovation, poising the Company for growth in the rapidly expanding electronic security market, a multi-billion dollar market.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2011		June 30, 2011
	(unaudited)		(audited)
	(In thousands except share data)
CURRENT ASSETS
Cash and cash equivalents	$2,254		$3,077
Accounts receivable, net of reserves	14,410		17,640
Inventories	21,085		19,986
Prepaid expenses and other current assets	761		950
Income tax receivable	78		--
Deferred income taxes	543		528
Total Current Assets	39,131		42,181
Inventories - non-current, net	4,528		4,201
Deferred income taxes	1,992		2,083
Property, plant and equipment, net	7,432		7,741
Intangible assets, net	11,783		12,316
Other assets	292		273
TOTAL ASSETS	$65,158		$68,795
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$12,172	*	$3,572
Accounts payable	4,400		4,649
Accrued expenses	1,731		2,553
Income tax payable	--		437
Accrued salaries and wages	1,337		1,785
Total Current Liabilities	19,640		12,996
Long-term debt, net of current maturities	9,819		20,205
Accrued income taxes	120		165
Total Liabilities	29,579		33,366
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 20,095,713 shares issued; 19,095,713 shares outstanding	201		201
Additional paid-in capital	14,080		14,072
Retained earnings	26,913		26,771
	41,194		41,044
Less: Treasury Stock, at cost (1,000,000 shares)	(5,615)		(5,615)
TOTAL STOCKHOLDERS' EQUITY	35,579		35,429
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$65,158		$68,795

* Our existing revolving line of credit expires in August 2012. Accordingly, we have classified its balance as a current liability as of December 31, 2011. We plan to refinance or extend this line prior to its expiration date.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
Net sales	$17,617	$17,608	$33,820	$32,935
Cost of sales	12,722	12,918	24,769	24,822
Gross Profit	4,895	4,690	9,051	8,113
Selling, general, and administrative expenses	4,000	4,159	8,298	8,299
Operating Income (Loss)	895	531	753	(186)
Other expense:
Interest expense, net	298	411	602	1,005
Other, net	13	14	27	28
	311	425	629	1,033
Income (Loss) before Provision (Benefit) for Income Taxes	584	106	124	(1,219)
Provision (Benefit) for income taxes	275	(51)	(18)	(242)
Net Income (Loss)	$309	$157	$142	$(977)
Income (Loss) per share:
Basic	$0.02	$0.01	$0.01	$(0.05)
Diluted	$0.02	$0.01	$0.01	$(0.05)
Weighted average number of shares outstanding:
Basic	19,096,000	19,096,000	19,096,000	19,096,000
Diluted	19,256,000	19,096,000	19,176,000	19,096,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six months ended December 31,
	2011	2010
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$142	$(977)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,080	1,128
Provision for doubtful accounts	(5)	(65)
Deferred income taxes	76	170
Stock based compensation expense	8	38
Changes in operating assets and liabilities:
Accounts receivable	3,235	4,069
Inventories	(1,425)	(431)
Prepaid expenses and other current assets	189	172
Income tax receivable	(78)	(423)
Other assets	(46)	5
Accounts payable and accrued expenses	(2,002)	(2,470)
Net Cash Provided by Operating Activities	1,174	1,216
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(211)	(282)
Net Cash Used in Investing Activities	(211)	(282)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt	(1,786)	(3,679)
Net Cash Used in Financing Activities	(1,786)	(3,679)
Net Decrease in Cash and Cash Equivalents	(823)	(2,745)
CASH AND CASH EQUIVALENTS - Beginning	3,077	5,522
CASH AND CASH EQUIVALENTS - Ending	$2,254	$2,777
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid, net	$750	$942
Income taxes paid	$467	$5

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands)

	3 months ended December 31,		6 months ended December 31,
	2011	2010	2011	2010
Net income (loss) (GAAP)	$309	$157	$142	$(977)
Add back provision (benefit) for income taxes	275	(51)	(18)	(242)
Add back interest and other expense	311	425	629	1,033
Operating income (loss) (GAAP)	895	531	753	(186)
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	267	288	533	576
Add back stock-based compensation expense	1	15	8	38
Add back costs relating to Marks acquisition and consolidation	--	--	--	216
Add back costs associated with waivers and amendments to credit facilities	--	34	--	69
Adjusted non-GAAP operating income	1,163	868	1,294	713
Add back depreciation	274	279	547	552
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$1,437	$1,147	$1,841	$1,265

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income (loss) plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user’s overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO’s core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

CONTACT:
INVESTOR INQUIRIES:
Wolfe Axelrod Associates
Donald Weinberger, 212-370-4500
don@wolfeaxelrod.com
or
Hayden IR
Brett Maas, 646-536-7331
brett@haydenir.com
or
James Carbonara, Regional Vice President
646-755-7412
917-340-1339 (cell)
james@haydenir.com
or
NAPCO:
Richard Soloway, CEO
631-842-9400, ext. 120
rsoloway@napcosecurity.com
or
Kevin Buchel, CFO
631-842-9400, ext. 120
kbuchel@napcosecurity.com